Exhibit 10.23
FIRST AMENDMENT OF LEASE
          THIS FIRST AMENDMENT OF LEASE (this “Amendment”) is made as of the 21st day of December, 2009, by 200 DISCOVERY PARK, LLC, a Massachusetts limited liability company (“Landlord”), and FORRESTER RESEARCH, INC., a Delaware corporation (“Tenant”).
Recitals
          A. Landlord’s predecessor, BHX, LLC, a Massachusetts limited liability company, as Trustee of Acorn Park I Realty Trust, a Massachusetts nominee trust (“Original Landlord”), and Tenant are parties to a Lease dated September 29, 2009 (the “Lease”), pursuant to which Landlord has leased to Tenant space in Building 200 of the project commonly known as Cambridge Discovery Park, Cambridge, Massachusetts. All capitalized terms used in this Amendment which are defined in the Lease and not otherwise defined in this Amendment shall have the meanings given in the Lease.
          B. Contemporaneously herewith, Landlord is closing the construction loan satisfying the Closing Contingency and, as contemplated by Section 2.10 of the Lease, the Parcel 200 Transaction is being closed. In conjunction with and as a part of the closing of such transactions: (i) Ground Lessor and Original Landlord are entering into a Second Amendment of Ground Lease dated on or about even date herewith, pursuant to which the Original Ground Lease is amended to release Parcel 200 and the parcel described in Exhibit A-4 hereto (the “Garage A Parcel”); (ii) Ground Lessor and Landlord are entering into a Ground Lease (the “Parcel 200 Ground Lease”) dated on or about even date herewith, pursuant to which Ground Lessor is ground leasing Parcel 200 to Landlord; (iii) Ground Lessor and Parking Garage A, LLC, a Massachusetts limited liability company (“Garage A Owner”), are entering into a Ground Lease dated on or about even date herewith, pursuant to which Ground Lessor is ground leasing the Garage A Parcel to Garage A Owner; and (iv) Ground Lessor, Original Landlord, Building 100 Landlord, Landlord and Garage A Owner are entering into an Amended and Restated Declaration of Easements, Covenants, Conditions and Restrictions for Cambridge Discovery Park dated on or about even date herewith, pursuant to which the Declaration is amended and restated in its entirety.
          C. Landlord and Tenant desire to enter into this Amendment consistent with the transactions described in recital paragraph B and to confirm various facts and determinations that have been made pursuant to the Lease.
Statement of Amendment
          For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
          1. Substitute Landlord. As contemplated by Section 2.10 of the Lease, the parties acknowledge that Landlord is the Substitute Landlord and is substituted for Original Landlord for all purposes of the Lease. The notice address for Landlord shall be the same as that set forth for Original Landlord in Item 13B of the Summary of Basic Terms.
          2. Summary of Basic Terms. Items 3C, 3D, 3E, 3F, 8 and 9 of the Summary of Basic Terms are deleted and the following substituted in place thereof:
3C.	Project: The land described in Exhibit A-1 and depicted on Exhibit B-1 and Exhibit B-2 (the “Land”), together with the Building, the Other Buildings and any other improvements now or hereafter thereon, now commonly known as Cambridge Discovery Park, Cambridge, Massachusetts, together with other areas used from time to time for parking for the Buildings. The fee simple interest in the Land is owned by BHX, LLC, as Trustee of Acorn Park Holdings Realty Trust, a Massachusetts nominee trust (together with its successors and assigns, “Ground Lessor”). The entire Project is subject to an Amended and Restated Declaration of Easements, Covenants, Conditions and Restrictions for Cambridge Discovery Park (as the same may be amended from time to time, the “Declaration”) dated December 21, 2009, recorded with the Middlesex South District Registry of Deeds and filed with the Middlesex South Registry District of the Land Court. Ground Lessor has leased a portion of the Land, being more particularly described in Exhibit A-2 (“Parcel 100”), to TBCI, LLC, as Trustee of 100 Discovery Park Realty Trust (together with its successors and assigns, “Building 100 Landlord”), pursuant to a Ground Lease dated March 22, 2005 by Ground Lessor and Building 100 Landlord, notice of which is recorded with the Middlesex South District Registry of Deeds in Book 44910, Page 119 and filed with the Middlesex South Registry District of the Land Court as Document No. 1349427. Ground Lessor has leased a portion of the Land, being more particularly described in Exhibit A-3 (“Parcel 200”), to Landlord pursuant to a Ground Lease dated December 21, 2009 by Ground Lessor and Landlord, notice of which is recorded with the Middlesex South District Registry of Deeds and filed with the Middlesex South Registry District of the Land Court. Ground Lessor has leased a portion of the Land, being more particularly described in Exhibit A-4 (the “Garage A Parcel”), to Parking Garage A, LLC, a Massachusetts limited liability company (“Garage A Owner”), pursuant to a Ground Lease dated December 21, 2009 by Ground Lessor and Garage A Owner, notice of which is recorded with the Middlesex South District Registry of Deeds and filed with the Middlesex South Registry District of the Land Court. Ground Lessor has leased all of the Land other than Parcel 100, Parcel 200 and the Garage A Parcel (the “Residual Parcel”) to Original Landlord, pursuant to a Ground Lease (as the same may be amended from time to time, the “Original Ground Lease”) dated November 17, 2000, notice of which is recorded with the Middlesex South District Registry of Deeds in Book 32042, Page 546 and filed with the Middlesex South Registry District of the Land Court as Document No. 1155608, as amended. The Project may be expanded, in accordance with Section 2.7 of the Declaration, and contracted, in accordance with Section 2.8 of the Declaration.

3D.	Leasable Square Footage of the Premises: Approximately 191,242 square feet, subject to actual determination and adjustment as provided in Section 2.5.

3E.	Leasable Square Footage of the Building: Approximately 200,933 square feet, subject to actual determination and adjustment as provided in Section 2.5.

3F.	Leasable Square Footage of the Project: Approximately 329,534 square feet, consisting of (i) approximately 200,933 square feet in the Building, subject to actual determination and adjustment as provided in Section 2.5, and (ii) an agreed upon 128,601 square feet in Building 100. For purposes of determining the Leasable Square Footage of the Project, the TIAX Buildings, which are intended to be demolished as provided in Section 2.7, shall be assumed to have been demolished; provided, however, that if, for any portion of the Lease Term, any portion of the TIAX Buildings has not been demolished in accordance with Section 2.7, the square footage of such portion of the TIAX Buildings shall be included in the calculation of the Leasable Square Footage of the Project for such portion of the Lease Term. The Leasable Square Footage of the Project may change from time to time as Other Buildings are constructed.

8.	Tenant’s Parking Allocation: 1.5 parking spaces per 1,000 square feet of the Premises (287 parking spaces if the Leasable Square Footage of the Premises is 191,242 square feet). Tenant shall also have the right to certain additional parking spaces, in accordance with Section 2.3.

9.	Base Rent: Base Rent for the Initial Term shall be as follows:

		MONTHLY	PSF
PERIOD	ANNUAL RATE	RATE	RATE
Commencement Date until Base Rent Commencement Date	-0-	-0-	-0-
Base Rent Commencement Date until third monthly anniversary of Base Rent Commencement Date *	$5,007,303.00	$417,275.25	$31.50
Day immediately following third monthly anniversary of Base Rent Commencement Date through last day of fifth Lease Year	$6,024,123.00	$502,010.25	$31.50
First day of sixth Lease Year until last day of tenth Lease Year	$6,406,607.00	$533,883.91	$33.50
First day of 11th Lease Year until last day of 15th Lease Year	$6,789,091.00	$565,757.58	$35.50

*	For the first three (3) months commencing on the Base Rent Commencement Date, Base Rent is charged on the basis of the Leasable Square Footage of the Premises located on the first through the fifth floors of the Building (approximately 158,962 square feet) and is not charged on the portion of the Premises located on the sixth floor of the Building (approximately 32,280 square feet).
The above schedule of Base Rent is based the Leasable Square Footage of the Premises being 191,242 square feet (158,962 square feet on the first through fifth floors of the Building and 32,280 square feet on the sixth floor of the Building). The Base Rent shall be subject to adjustment on the basis of the actual Leasable Square Footage of the Premises determined in accordance with Section 2.5. The Base Rent shall also be subject to adjustment by reason of exercise of the Expansion Option pursuant to Section 2.9.

The Base Rent during the Extension Terms will be determined in accordance with Section 4.1(b).
          3. Definitions.
               a. Additional Definitions. The following definitions are added to Article I of the Lease:
     “Garage A” means the structured parking facility depicted as “Future Garage A” on the Projected Site Plan.
     “Garage A Owner” has the meaning given in Item 3C of the Summary of Basic Terms.
     “Garage A Parcel” has the meaning given in Item 3C of the Summary of Basic Terms.
     “Partial Garage A” means the first two levels of Garage A.

               b. Expansion. The definition of Expansion in Article I of the Lease is amended to change “46,080 leasable square feet,” where the same appears therein, to “29,650 leasable square feet.”
               c. Parcel 200. The definition of Parcel 200 in Article I of the Lease is deleted and the following substituted in place thereof:
          “Parcel 200” has the meaning given in Item 3C of the Summary of Basic Terms.
               d. Tenant’s Building Share. The third sentence of the definition of Tenant’s Building Share in Article I of the Lease is deleted and the following substituted in place thereof:
     Initially, Tenant’s Building Share shall be 95.2% (191,242/200,933).
               e. Tenant’s Project Share. The third sentence of the definition of Tenant’s Project Share in Article I of the Lease is deleted and the following substituted in place thereof:
     Initially, Tenant’s Project Share (other than with respect to Food Service Costs and Fitness Facility Costs) shall be 58.0% (191,242/329,534).
          4. Section 2.3(a). Section 2.3(a) of the Lease is deleted and the following substituted in place thereof:
          (a) General. Subject to the Rules and Regulations, Tenant’s Invitees are authorized to use 1.5 parking spaces in the Parking Areas per 1,000 square feet of the Premises (287 parking spaces if the Leasable Square Footage of the Premises is 191,242 square feet). In addition, Landlord shall make available, or cause to be made available, to Tenant from time to time any additional available parking spaces in the Parking Areas to the extent permitted by Legal Requirements, provided that such parking spaces are not (i) committed to other occupants of the Project, (ii) reasonably required for use in connection with any construction or demolition activity, or (iii) reasonably required for use in connection with the maintenance, repair and/or management of any portion of the Project (the “Additional Parking”). There will be no charge to Tenant for the use of surface parking spaces (“Surface Spaces”) in the Parking Areas. During the first 30 months of the Lease Term, the charge for parking spaces in Garage A (“Garage A Spaces”) shall be $75 per space per month. After the first 30 months of the Lease Term, the parking charge for Garage A Spaces shall be the fair market charge therefor as established pursuant to the Declaration, but in no event less than $75 per space per month. If and to the extent required by the City of Cambridge, Tenant will directly charge Tenant’s employees using the Garage A Spaces allocated to Tenant at the market rate for those parking spaces, but not in any event less than the parking charges for such spaces provided for in this Section 2.3(a); provided that Landlord’s sole remedy for any failure of Tenant to so charge its employees shall be an action to specifically enforce such obligation, and such failure by Tenant shall not constitute an Event of Default. Tenant will provide to the City of Cambridge such documentation regarding the pass-through of parking charges to its employees *that the City of Cambridge may require. The charges for Garage A Spaces will be paid to Garage A Owner or to an operator of Garage A as designated by Garage A Owner. The allocation of Tenant’s parking spaces as between Surface Spaces and Garage A Spaces shall be determined pursuant to the Declaration.
          5. Sections 2.3(c), 2.3(d) and 2.3(e). Sections 2.3(c), 2.3(d) and 2.3(e) of the Lease are deleted and the following Sections 2.3(c) and 2.3(d) substituted in place thereof:

          (c) Replacement of Existing Surface Lot. The Parking Areas existing as of the date of this Lease are as depicted on the Current Site Plan, and include a surface Parking Area across Acorn Park Drive from the Building as depicted on the Current Site Plan (the “Existing Surface Lot”). By the Commencement Date, Landlord shall cause the Existing Surface Lot to be eliminated and converted to green space.
          (d) Garage A. Garage A Owner shall, by the Commencement Date, cause substantial completion of Partial Garage A to be achieved such that Partial Garage A will be available for parking by Tenant’s Invitees in accordance with Legal Requirements. If Garage A Owner achieves substantial completion of Partial Garage A prior to the earliest of (i) the date on which a lease for the Expansion (whether by amendment of this Lease or by a new lease) commences, if Tenant exercises the Expansion Option, (ii) if an Other Building, other than Building 100, is constructed, the date on which the first lease of space in such Other Building commences, or (iii) the last day of the third Lease Year (the earliest of such dates being called the “Garage A Trigger Date”), then, from the Commencement Date until the Garage A Trigger Date, Tenant shall pay to Garage A Owner or to an operator of Garage A as designated by Garage A Owner an annual supplemental parking charge (the “Supplemental Parking Charge”) in an amount equal to the product of $100.00 times the number of Structured Spaces in Partial Garage A times 12. The annual Supplemental Parking Charge shall be paid in equal consecutive monthly installments. Tenant shall not have any obligation to pay the Supplemental Parking Charge with respect to any period after the Garage A Trigger Date. Garage A Owner may, at its option, construct all of Garage A, or portions of Garage A not a part of and not necessary to support Partial Garage A, in conjunction with the construction of Partial Garage A.
          6. Section 2.8. Landlord and Tenant confirm that the Commitment Contingency was satisfied prior to the Commitment Deadline, that the Closing Contingency is satisfied as of the date of this Amendment (prior to the Closing Deadline), and that the Construction Loan Closing Date is December 21, 2009.
          7. Section 2.10. Section 2.10 of the Lease is amended to change “197,402 square feet,” where the same appears therein, to “200,933 square feet,” and to change “46,080 square feet,” where the same appears therein, to “29,650 square feet.”
          8. Section 3.2. Landlord and Tenant confirm that Tenant has made a timely election under Section 3.2 of the Lease to have a Third Party Contractor manage the Tenant Improvements Work. Therefore, the Base Building Work and the Tenant Improvements Work shall be governed by Section 3.4 and other applicable provisions of the Lease, and Section 3.3 of the Lease shall not apply and shall be disregarded.
          9. Section 6.1(e). Section 6.1(e) of the Lease is deleted and the following substituted in place thereof:
          (e) Common Areas. Landlord shall provide heating and air conditioning for the Common Areas inside the Building during business hours. Landlord shall clean, provide lighting, repair, maintain and provide janitorial services for the Common Areas including, to the extent reasonable, the Parking Areas, in order to maintain the Common Areas. Without limiting the generality of the above provisions of this Section 6.1(e), Landlord shall not construct any buildings on the portion of the Project southerly of Acorn Park Drive, other than a pump station in accordance with Legal Requirements, and shall maintain such portion of the Project (other than the pump station) as natural areas or open space with landscaping consistent with a first class office project in the market area of the Project and with areas of mowed grass for recreational activities, subject to Legal Requirements. Notwithstanding the above, any damage to the Common Areas or Common Facilities caused by any of Tenant’s Invitees shall be the sole responsibility of Tenant.
          10. Section 13.15. The following Section 13.15 is added to the Lease:
     Section 13.15 Participation in Governmental Matters of Interest. From time to time as Landlord engages in negotiations with the City of Cambridge or other applicable governmental authorities, seeks permits or approvals, or amendments thereof, from the City of Cambridge or other applicable governmental authorities, or participates in public administrative hearings before the City of Cambridge or other applicable governmental authorities, in each case with respect to any matter that would affect the Building, Tenant or the rights of Tenant under this Lease (any such negotiations, permit or approval matters or public administrative hearings being called “Governmental Matters of Interest”), Landlord will promptly notify Tenant of such Governmental Matters of Interest so as to afford Tenant, at Tenant’s option, a reasonable opportunity to participate in such Governmental Matters of Interest. Landlord will allow Tenant, at Tenant’s option and cost, to participate with Landlord in Governmental Matters of Interest. Notwithstanding any other provisions of this Section 13.15 to the contrary, Tenant may not participate in any Governmental Matters of Interest to the extent that such participation is not permitted by the applicable governmental authority. In the event that Tenant elects not to participate or is prevented from participating in any Governmental Matters of Interest, Landlord will advise Tenant promptly of the status of such Governmental Matters of Interest and will respond in good faith to Tenant’s reasonable inquiries regarding such Governmental Matters of Interest. It is the intent of this Section 13.15 that Landlord will advise Tenant of, consult with Tenant regarding, and permit Tenant to reasonably participate in, Governmental Matters of Interest. However, the good faith failure by Landlord to perform its obligations under this Section 13.15 with respect to any particular Governmental Matter of Interest shall not constitute a default by Landlord under this Lease.
          11. Escrow Agent. Landlord and Tenant confirm that Dionne & Gass LLP may serve as escrow agent under the escrow agreement to be entered into pursuant to Section 3.5 of the Lease.
          12. Additional Exhibits. The Lease is amended by adding Exhibits A-3 and A-4 to this Amendment as Exhibits A-3 and A-4 to the Lease.
          13. Exhibit G-2. The following Section 2g is added to Exhibit G-2 to the Lease:
          g. Backup for Tenant Improvements Costs. Landlord has disclosed to Tenant, and Tenant acknowledges, that the amounts of the disbursements for which Landlord may qualify under the Construction Loan depend, in part, upon the amount of the Tenant Improvements Costs. Therefore, the backup documentation to be furnished by Tenant with each Disbursement Notice given pursuant to Section 2a or Section 2b shall be sufficient to enable Landlord to monitor the amount of the Tenant Improvements Costs then incurred by Tenant and reasonably satisfactory to Landlord’s construction lender for purposes of disbursements of the Construction Loan supported by such Tenant Improvements Costs. Landlord acknowledges that AIA Forms G702 and G703, fully and accurately completed, will be satisfactory backup documentation with each Disbursement Notice given pursuant to Section 2a or Section 2b.
          14. Joinder by Garage A Owner. Landlord shall cause Garage A Owner to execute the Joinder by Garage A Owner set forth below, thereby agreeing, for the benefit of Tenant, to the provisions of Sections 2.3(a) and 2.3(d) of the Lease as applicable to the Garage A Parcel. Tenant shall be obligated to Garage A Owner or to an operator of Garage A as designated by Garage A Owner for the payment of the charges for Garage A Spaces as provided for in Sections 2.3(a) and 2.3(d) and for the performance of any other obligations of Tenant under the Lease relative to the Garage A Parcel; provided that Landlord shall have the same rights and remedies under the Lease as against Tenant (without duplication of Tenant’s obligations) by reason of Tenant’s failure to pay to Garage A Owner (or the designated operator) the charges for Garage A Spaces that Landlord would have for a failure by Tenant to pay Additional Rent.
          15. SNDA Agreement. Contemporaneously with the execution of this Amendment, Ground Lessor, Landlord and Tenant shall enter into an SNDA Agreement with respect to the Parcel 200 Ground Lease, in the form of Exhibit J hereto, which shall replace the SNDA Agreement previously entered into by Ground Lessor, Original Landlord and Tenant with respect to the Original Ground Lease pursuant to Section 9.1(b) of the Lease.
          16. Inconsistencies; Continuing Effect of Lease. To the extent that the provisions of this Amendment are inconsistent with the provisions of the Lease, the provisions of this Amendment will control and the Lease will be deemed to be amended hereby. Except as amended by this Amendment, the provisions of the Lease remain in full force and effect.
          17. Captions. The captions to the Sections of this Amendment have been inserted for convenience only and shall not in any way modify or restrict any provisions hereof or be used to construe any such provisions.
          18. Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which will be an original, but all of which, taken together, will constitute one and the same Amendment.
          19. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.
[EXECUTION BY LANDLORD ON FOLLOWING PAGE]

          Landlord has executed this Amendment as of the date first set forth above.

200 DISCOVERY PARK, LLC
By:
Name:
Title:

[EXECUTION BY TENANT ON FOLLOWING PAGE]

          Tenant has executed this Amendment as of the date first set forth above.

FORRESTER RESEARCH, INC.
By:
Name:
Title:

[JOINDER BY GARAGE A OWNER ON FOLLOWING PAGE]

JOINDER BY GARAGE A OWNER
          Garage A Owner hereby agrees, for the benefit of Tenant, to the provisions of Sections 2.3(a) and 2.3(d) of the Lease (as amended by this Amendment) as applicable to the Garage A Parcel.

PARKING GARAGE A, LLC
By:
Name:
Title:

EXHIBIT A-3
Legal Description of Parcel 200
A certain parcel of land situated on the northerly side of Acorn Park Drive in the City of Cambridge, in the County of Middlesex, Commonwealth of Massachusetts, bounded and described as follows:
Beginning at a point in the northerly line of Acorn Park Drive, said point lying S89° 27’ 22” E a distance of seventy-six and sixty-six hundredths (76.66) feet from the southeasterly corner of Parcel 15 / Lot 11 as shown on the plan referenced below; thence
N 00° 00’ 00” E a distance of one hundred sixty and seventy-seven hundredths (160.77) feet to a point; thence
S 90° 00’ 00” E a distance of one hundred sixty eight and sixty-three hundredths (168.63) feet to a point; thence
N 00° 00’ 00” E a distance of seventy five and zero hundredths (75.00) feet to a point; thence
S 90° 00’ 00” E a distance of one hundred sixty five and ninety-four hundredths (165.94) feet to a point; thence
S 00° 00’ 00” E a distance of two hundred twenty one and twenty-five hundredths (221.25) feet to a point in the northerly line of Acorn Park Drive; thence
Westerly and curving to the left along the arc of a curve having a radius of two thousand two hundred thirteen and twenty-eight hundredths (2213.28) feet, a length of one hundred seven and fifty-eight hundredths (107.58) feet to a point; thence
Westerly and curving to the right along the arc of a curve having a radius of two thousand one hundred twenty three and twenty-eight hundredths (2123.28) feet, a length of two hundred five and twenty-six hundredths (205.26) feet to a point; thence
N 89° 27’ 22” W a distance of twenty two and eighteen hundredths (22.18) feet to the Point of Beginning, the previous three (3) courses bounding on Acorn Park Drive as shown on hereafter mentioned plan.
The above described parcel of land contains an area of 64,558 S.F., more/less, or 1.48 acres, more or less, and is more particularly shown on a plan entitled: “Ground Lease Plan — (Building 200-300)”, prepared by BSC Group, Inc. and dated November 5, 2009 (Drawing No. 2467-38), a copy of which is attached to the Notice of Lease dated December 21, 2009, between BHX, LLC, as Trustee of Acorn Park Holdings Realty Trust, as landlord, and 200 Discovery Park, LLC, as tenant which is filed with the Middlesex South Registry District of the Land Court, and recorded with the Middlesex South Registry of Deeds herewith.

EXHIBIT A-4
Legal Description of Garage A Parcel
A certain parcel of land situated on the northerly side of Acorn Park Drive in the City of Cambridge, in the County of Middlesex, Commonwealth of Massachusetts, bounded and described as follows:
Beginning at a point lying N 22° 17’ 00” E a distance of fifty two and eighty-three hundredths (52.83) feet from the most southwesterly corner of Parcel 13 / Lot 9 (Y4) as shown on the plan referenced below; thence
N 22° 17’ 00” E a distance of two hundred fifty five and no hundredths (255.00) feet to a point; thence
S 67° 43’ 00” E a distance of two hundred twelve and no hundredths (212.00) feet to a point; thence
S 22° 17’ 00” W a distance of two hundred twenty four and sixty-seven hundredths (224.67) feet to a point; thence
N 90° 00’ 00” W a distance of eighty and no hundredths (80.00) feet; thence
N 67° 43’ 00” W a distance of one hundred thirty seven and ninety-eight hundredths (137.98) feet to the point of beginning.
The above described parcel of land contains an area of 52,937 S.F., more or less, or 1.22 acres, more or less, and is more particularly shown on a plan entitled: “Ground Lease Plan — Garage A, prepared by BSC Group, Inc. and dated November 5, 2009 (Drawing No. 2467-39), a copy of which is attached to the Notice of Lease dated December 21, 2009, between BHX, LLC, as Trustee of Acorn Park Holdings Realty Trust, as landlord, and Parking Garage A, LLC, as tenant which is filed with the Middlesex South Registry District of the Land Court, and recorded with the Middlesex South Registry of Deeds herewith.

EXHIBIT J
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
WITH BHX, LLC, AS TRUSTEE OF ACORN PARK HOLDINGS REALTY TRUST
          THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is entered into as of the ___ day of December, 2009 by BHX, LLC, a Massachusetts limited liability company, as Trustee of Acorn Park Holdings Realty Trust, a Massachusetts nominee trust (“Ground Lessor”), 200 DISCOVERY PARK, LLC, a Massachusetts limited liability company (“Landlord”), and FORRESTER RESEARCH, INC., a Delaware corporation (“Tenant”).
Recitals
          A. Ground Lessor, as lessor, and Landlord, as lessee, are parties to a Ground Lease dated December ___, 2009 (the “Ground Lease”), notice of which is recorded with the Middlesex South District Registry of Deeds in Book ___, Page ___ and filed with the Middlesex South Registry District of the Land Court as Document No. ___, pursuant to which Ground Lessor leased to Landlord the land described in Exhibit A hereto.
          B. Landlord and Tenant are parties to a Lease dated September 29, 2009, as amended by a First Amendment of Lease of even date herewith (as so amended, the “Operating Lease”), pursuant to which Landlord is leasing to Tenant, and Tenant is leasing from Landlord, space in a building to be constructed on such land (the “Premises”).
          C. Ground Lessor, Landlord and Tenant desire to enter into this Agreement in order to address certain matters regarding the relationship between the Ground Lease and the Operating Lease.
Statement of Agreement
          For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Ground Lessor, Landlord and Tenant agree as follows:
     1. Consent Not Required. Ground Lessor confirms that Ground Lessor’s consent is not required for Landlord and Tenant to enter into the Operating Lease.
     2. Subordination. Subject to the terms of this Agreement, the Operating Lease is and shall be subject and subordinate in all respects to the Ground Lease.
     3. Non-Disturbance and Attornment. Termination of the Ground Lease shall not result in termination of the Operating Lease. In the event that the Ground Lease is terminated, (a) the Operating Lease shall remain in full force and effect and shall continue as a direct lease between Ground Lessor and Tenant, on and subject to the terms and conditions of the Operating Lease, (b) Ground Lessor shall recognize the Operating Lease and Tenant’s rights thereunder, and shall not disturb Tenant’s use and occupancy of the Premises on and subject to the terms and conditions of the Operating Lease, and (c) Tenant shall be bound to Ground Lessor under the Operating Lease and shall attorn to Ground Lessor as landlord under the Operating Lease. The above provisions of this Section 3 are not intended to imply that Ground Lessor has any right to terminate the Ground Lease by reason of any default thereunder by Landlord, and Ground Lessor acknowledges that termination of the Ground Lease is not available to Ground Lessor as a remedy for default by Landlord under the Ground Lease.
     4. Captions. The headings to the Sections of this Agreement have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

     5. Partial Invalidity. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement.
     6. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which, taken together, will constitute one and the same Agreement.
     7. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.
     Executed as a sealed instrument as of the date first written above.

BHX, LLC, as Trustee of Acorn Park Holdings Realty Trust
By:	/s/
Name:
Title:

200 DISCOVERY PARK, LLC
By:	/s/
Name:
Title:

FORRESTER RESEARCH, INC.
By:	/s/
Name:
Title: